Exhibit 99.1

Enterprise and TEPPCO Announce Joint Venture to

Expand Jonah Natural Gas Gathering System

Houston, Texas (Tuesday, August 1, 2006) – Enterprise Products Partners L.P. “Enterprise” (NYSE: “EPD”) and TEPPCO Partners, L.P. “TEPPCO” (NYSE: “TPP”) announced today a joint venture through their respective subsidiaries in which they will be partners in Jonah Gas Gathering Company.  Jonah Gas Gathering Company owns the Jonah Gas Gathering System, located in the Greater Green River Basin of southwestern Wyoming, which gathers and transports natural gas produced from the prolific Jonah and Pinedale fields to natural gas processing plants and major interstate pipelines that deliver the natural gas to end-use markets.

In connection with the joint venture, the parties intend to continue the Phase V expansion, which is expected to increase the system capacity of the Jonah Gas Gathering System from 1.5 billion cubic feet per day (“Bcfd”) to 2.4 Bcfd and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries.  The first portion of the expansion, which is expected to increase the system gathering capacity to 2 Bcfd, is scheduled to be completed in the first quarter of 2007 at an estimated cost of approximately $275 million.  The second portion of the expansion is expected to cost approximately $140 million and to be completed by the end of 2007.

A letter of intent executed by an affiliate of Enterprise and TEPPCO in February 2006 provided that Enterprise would manage the construction and fund the initial capital cost of the Phase V expansion.  Enterprise will continue to manage project construction, and in the third quarter of 2006, TEPPCO will reimburse Enterprise for 50 percent of the Phase V capital cost incurred through August 1, 2006.  After August 1, 2006, Enterprise and TEPPCO will equally share the capital costs of the Phase V expansion.  Enterprise’s ownership interest in the Jonah Gas Gathering Company will be based upon its share of the investment in the Phase V expansion.  Upon completion of the expansion project, TEPPCO and Enterprise are expected to have an approximate 80 percent and 20 percent interest, respectively, in the Jonah Gas Gathering Company, with Enterprise serving as operator.

“Enterprise is pleased to be working with TEPPCO to expand the Jonah Gas Gathering System through the partnership in Jonah Gas Gathering Company,” said Robert G.  Phillips, President and Chief Executive Officer of Enterprise.  “Enterprise has a strong franchise in the western United States serving producers and consumers of natural gas and natural gas liquids.  Investing in the Jonah Gas Gathering System is another step to extend, expand and support our integrated midstream energy value chain in this important region.  This partnership is important to Enterprise in securing long-term supplies of natural gas to base load our expansion of the Pioneer silica gel plant and the development of the Pioneer cryogenic natural gas processing plant that is expected to be completed in the third quarter of 2007.  Natural gas liquids extracted by the Pioneer cryogenic plant and other processing plants will support our Western system, including the expansion of the Mid-America pipeline and our new fractionator in Hobbs, New Mexico.”

Jerry E. Thompson, President and Chief Executive Officer of the general partner of TEPPCO added that, “The Jonah Gas Gathering System has continued to provide TEPPCO with a consistent stream of organic growth projects since its acquisition in 2001.  TEPPCO remains committed to serving our customers in the development of the Jonah and Pinedale fields, which are among the largest natural gas fields in the United States.  Our past expansions have increased system capacity from 400 million cubic feet per day (MMcfd) to the current system capacity of 1.5 Bcfd.  Enterprise has strong core competencies in gas gathering, gas processing, and NGL transportation/fractionation along with a complementary asset position in the Rockies.  These factors make Enterprise an attractive strategic partner for TEPPCO’s Jonah business segment.  The joint venture aligns the interests of both TEPPCO and Enterprise, very effectively combining our operational and financial strengths.  We look forward to a long, mutually beneficial relationship with Enterprise as we continue to serve our customers in the prolific Jonah and Pinedale areas.”

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $16 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil.  Enterprise transports natural gas, NGLs and crude oil through approximately 33,100 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the United States and the Gulf of Mexico.  Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial

Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

FORWARD LOOKING STATEMENTS

ENTERPRISE PRODUCTS PARTNERS L.P.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements.  Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•                  fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•                  a reduction in demand for its products by the petrochemical, refining or heating industries;

•                  the effects of its debt level on its future financial and operating flexibility;

•                  a decline in the volumes of NGLs delivered by its facilities;

•                  the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•                  terrorist attacks aimed at its facilities; and,

•                  the failure to successfully integrate its operations with assets or companies, if any that it may acquire in the future.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TEPPCO PARTNERS, L.P.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release, including, without limitation, those related to the cost, timing and completion of and prospects for the Jonah expansion, are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

Contacts: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P (713)   381-6812, www.epplp.com

Brenda Peters, Investor Relations, TEPPCO Partners, L.P. (713) 381-3954, or toll free (800) 659-0059, www.teppco.com

Allison A. Nelson, Media Relations, TEPPCO Partners, L.P. (713) 381-3969

###